Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

180 Life Sciences Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Equity	Common Stock underlying Warrants to purchase Common Stock(2)	457(g)	1,900,148	$1.50	(4)	$2,850,222.00	$0.0001531	$436.37
Equity	Common Stock underlying Warrants to purchase Common Stock(3)	457(g)	1,200,000	$2.28	(4)	$2,736,000.00	$0.0001531	$418.88
Total Offering Amounts						$5,586,222.00		$855.25
Total Fees Previously Paid								$267.55
Total Fee Offsets								$-
Net Fee Due								$587.70

(1)	Pursuant to Rule 416 under the Securities Act, the securities registered hereby also include an indeterminate number of additional securities as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations, or other similar transactions.

(2)	Represents shares of common stock of 180 Life Sciences Corp. (the “Company”) issuable upon exercise of the October 2024 Warrants, as defined in the prospectus.

(3)	Represents shares of common stock of the Company issuable upon exercise of the December 2024 Warrants, as defined in the prospectus.

(4)	Based on the exercise price of the warrants, which is greater than the registration fee calculated pursuant to Rule 457(c), as of the date of the Registration Statement.